UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report: January 15, 2009
(Date of Earliest Event Reported)

HARMONIC INC.
(Exact name of Registrant as specified in its charter)

Delaware	000-25826	77-0201147

(State or other jurisdiction of	Commission File Number	(I.R.S. Employer
incorporation or organization)		Identification Number)
549 Baltic Way
Sunnyvale, CA 94089
(408) 542-2500
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.
On January 15, 2009, Harmonic Inc. (“Harmonic” or the “Company”) entered into a settlement agreement (the “Settlement Agreement”) with Northrop Grumman Guidance and Electronics Company, Inc. (“Northrop Grumman”), a company that was previously named Litton Systems, Inc. Pursuant to the terms of the Settlement Agreement, Harmonic and Northrop Grumman agreed to settle litigation (the “Litigation”) that resulted from the filing of a complaint by Northrop Grumman and Stanford University (“Stanford”) in U.S. District Court for the Central District of California (the “District Court”) alleging that optical fiber amplifiers incorporated into certain of Harmonic’s products infringe U.S. Patent No. 4859016 (the “Patent,” and, together with any foreign counterparts thereof, the “Patents”), which Patents are held by Stanford and exclusively licensed to Northrop Grumman pursuant to a license agreement. Northrop Grumman has the exclusive right, pursuant to the license agreement with Stanford, to settle the Litigation.
The Settlement Agreement provides, among other things, that, in exchange for a one-time lump sum payment by Harmonic to Northrop Grumman of $5.0 million, Northrop Grumman (i) would not bring suit or otherwise assert against Harmonic or its affiliates, or any of its direct and indirect customers, end-users, distributors, vendors, representatives, resellers or contract manufacturers, any claim arising out of any of the Patents, and (ii) would release Harmonic, its affiliates, customers, vendors, representatives, distributors, and its contract manufacturers from having any liability for making, using, offering for sale, importing, and/or selling any Harmonic products that may have incorporated technology that was alleged to have infringed on one or more of the Patents.
Harmonic and Northrop Grumman have agreed to jointly seek entry of a stipulated judgment in the District Court, or, alternatively, under certain specified circumstances, to enter into a stipulation and order of dismissal.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HARMONIC INC.

Date:	January 22, 2009

By: Name:	/s/ Robin N. Dickson Robin N. Dickson
Title:	Chief Financial Officer